Chembio Issued U.S. Patent for Universal Rapid Test & Method in Detection of Tuberculosis in Multiple Host Species

Rapid Serological Screening for TB in Multiple Species

New York, June 13, 2007- (OTCBB: CEMI) – Chembio Diagnostic, Inc. (OTC BB: CEMI.OB – News) has been issued United States Patent Number 7,192,721 for a test and methodology to rapidly (in 20 minutes or less) detect Tuberculosis (“TB”) in multiple animal species.

TB is a zoonotic disease defined as transmissible from humans to animals and vice versa as well as within species. The occurrence of TB in cattle is commonly referred to as bovine TB (Mycobacterium bovis, which is part of the Mycobacterium tuberculosis complex). Bovine TB is infectious across most mammalian species and is spread primarily through the exchange of respiratory secretions between infected and uninfected animals. TB is a chronic disease in which most animals show little or no symptoms of infection. Where cattle are intended for consumption within the human food chain, slaughterhouse surveillance for the presence of indicative organ lesions is the routine post-mortem method employed. However, the sensitivity of post-mortem slaughterhouse surveillance for visible lesions to detect TB is reportedly less than 50%.

The tuberculin skin test (TST) is the conventional ante-mortem test used to screen for TB in most domestic and captive livestock species (e.g., cattle, sheep, camels, deer, etc.) as well as those found in zoos and other exotic wildlife. Initial results from a TST requires a minimum of 3 days and often remains questionable until further confirmed by a repeat skin test, the addition of more complex testing, or at animal necropsy. Moreover, interpretation of TST is both difficult and subjective, resulting in a significant risk that the test will yield either false positive or false negative results.

Chembio’s tests are designed to offer the zoological and agricultural markets a simple, rapid, reliable, and convenient animal-side test for the detection of TB antibodies.  Chembio’s current tests incorporate single path lateral flow technology in-licensed by Chembio.  Next generation tests will incorporate the company’s Dual Path Platform (DPP™) technology.

Les Stutzman, VP of Marketing at Chembio commented, “Using our newly patented universal test method in combination with a unique set of recombinant antigens in a simple rapid test format, Chembio is well positioned to commercialize a line of screening products under the company’s registered STAT-PAK® trademark. These assays will be submitted to USDA for full licensure and will include – ElephantTB STAT-PAK, CamelidTB STAT-PAK, CervidTB STAT-PAK and BovidTB STAT-PAK – for detecting active TB in various animal species. I am most appreciative to Javan Esfandiari, our Senior VP of Chembio’s R&D team and Konstantin Lyashchenko, PhD., Director of Mycobacterial Immunology, for their respective roles in developing this proprietary product line.”

Chembio estimates that the total commercial global market potential for a more sensitive, rapid, and convenient veterinary TB assay like STAT-PAK is $50 million per year; this includes applications  for slaughterhouse surveillance screening,  programs that trap-test-cull livestock, and  rapid import/export screening. Chembio’s initial marketing efforts will seek to have the products used as a supplement to current TB screening methods in zoos, exotic species conservation centers, import and export quarantine testing facilities, and farms.

Chembio is actively seeking agents or partners to assist in developing its domestic and international distribution channels for these products. During the interim Chembio will continue to work directly with all interested customers for these products.

ABOUT CHEMBIO

Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests, marketed in the United States by Inverness Medical Innovations. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease.  In March 2007 Chembio was issued a United States patent for the Dual Path Platform (DPP(TM)), a next generation lateral flow platform. DPP has demonstrated significant advantages over currently available lateral flow methods, including increased sensitivity, sample flexibility, and multiplexing capabilities.

Further information please visit www.chembio.com

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Matty Arce - 631-924-1135 ext 123.